Exhibit 99.1

MOBILE MINI APPOINTS ERIK OLSSON PRESIDENT & CEO

FOR IMMEDIATE RELEASE

Tempe, AZ – March 19, 2013 — Mobile Mini, Inc. (NASDAQ GS: MINI) today announced that Erik Olsson has been named President and Chief Executive Officer. He is also joining the Company’s Board of Directors, restoring the Board to eight members.

Most recently, Olsson, 50, was President, Chief Executive Officer and a Director of RSC Holdings Inc. from 2006 until the company’s acquisition by United Rentals, Inc. in April 2012.

“Erik Olsson is a tremendous addition to Mobile Mini. His proven track record in the equipment rental industry, strong global management experience and disciplined focus on operational excellence are aligned with our strategic goals,” stated Michael Watts, Board Chairman of Mobile Mini. “We are very pleased to welcome him and look forward to his leadership as we position the business for long-term success.”

During Olsson’s tenure as CEO, RSC became a premier provider of rental equipment in North America, servicing the industrial and non-residential construction markets. Over the five years prior to its acquisition in 2012, the company averaged double digit revenue growth, delivered EBITDA margins in the mid-to-high 40s and generated strong free cash flow resulting in more than $1 billion in debt reduction. Olsson also led RSC’s 2007 IPO and successful sale in 2012 creating significant gains in shareholder value. Previously, Olsson served as RSC’s COO and CFO.

“I am honored to join Mobile Mini and its employees to serve the company, shareholders and customers in this new role,” said Olsson. “Mobile Mini is a world class organization with a solid foundation for future growth. This is a testament to a great business model and dedicated high caliber employees. I look forward to working with the team to realize the key objectives of future growth and enhanced shareholder value.”

Olsson began his career at Atlas Copco Group, where he held several senior financial management positions in Sweden, Brazil and the United States, including Chief Financial Officer for Milwaukee Electric Tool Corporation from 1998 to 2000. He holds a degree in Business Administration and Economics from the University of Gothenburg.

About Mobile Mini

Mobile Mini, Inc. is the world’s leading provider of portable storage solutions. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index. For more information visit www.mobilemini.com

This news release contains forward-looking statements, particularly regarding the momentum of our business and our expectations regarding results this year, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Mobile Mini, Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward looking statements is set forth in Mobile Mini, Inc.’s most recent report on Form 10-K and Mobile Mini’s other documents on file with the Securities and Exchange Commission. Mobile Mini, Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Fred Buonocore (212) 836-9607
Mobile Mini, Inc.		Linda Latman (212) 836-9609
(480) 477-0241
www.mobilemini.com		MEDIA CONTACT:
Rooney & Associates
Chenoa Taitt
(212) 223.0682/ ctaitt@rooneyco.com